SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 8, 2006

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.

1700 Lincoln Street, Denver, Colorado 80203

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

As previously disclosed in a Current Report on Form 8-K filed on August 2, 2006, rulings were issued in Uzbekistan in favor of tax authorities and against the Zarafshan-Newmont Joint Venture (“ZNJV”) in two claims to collect approximately $48 million in taxes. ZNJV is 50 percent owned by Newmont Mining Corporation (the “Company”). On August 8, 2006, ZNJV filed its appeal to Uzbekistan’s High Economic Court.

Government authorities have continued to prevent the shipment of ZNJV gold out of Uzbekistan, and some gold has been seized by the tax authorities (along with other assets of ZNJV). As a result, the European Bank for Reconstruction and Development (“EBRD”), with which ZNJV has an outstanding debt obligation of approximately $20 million, continues to restrict ZNJV’s ability to access funds of approximately $18 million held in its offshore account. If the Uzbek authorities continue to restrict the shipment of gold, ZNJV will be unable to make the payments necessary to maintain normal operations.

Government authorities have been conducting purported criminal investigations relating to ZNJV’s operations and its personnel. The Company believes that these investigations are part of an effort to apply undue pressure and effectively expropriate the Company’s interest in ZNJV. The Company took the precaution of placing all expatriates on leave while the Company attempted to resolve the tax disputes. These disputes and the threat of criminal charges have prevented the Company from redeploying expatriate personnel, and the Company no longer has day-to-day control over ZNJV’s operation.

The Company has provided notice to the appropriate government authorities that it intends to pursue international arbitration to protect its rights. The ultimate outcome of this matter cannot be determined at this time.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Sharon E. Thomas
Name:	Sharon E. Thomas
Title:	Vice President and Secretary

Dated: August 10, 2006